UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 3, 2017

Cardtronics plc

(Exact name of registrant as specified in its charter)

England and Wales	001-37820	98-1304627
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3250 Briarpark Drive, Suite 400, Houston, Texas	77042
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (832) 308-4000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                           Entry into a Material Definitive Agreement.

On January 3, 2017, Cardtronics plc, a public limited company organized under English law (the “Company”), entered into a fourth amendment (the “Credit Agreement Amendment”) to the Amended and Restated Credit Agreement, dated April 24, 2014, among the Company, the other Obligors party thereto, the lenders party thereto (the “Lenders”), JPMorgan Chase Bank, N.A., as Administrative Agent, J.P. Morgan Europe Limited, as Alternative Currency Agent, Bank of America, N.A., as Syndication Agent, and Wells Fargo Bank, N.A., as Documentation Agent (as amended, the “Credit Agreement”). Pursuant to the Credit Agreement Amendment, the total commitments of the Lenders under the revolving credit facility that are provided by the Credit Agreement were increased from $375 million to $600 million. Following the increase in the amount of the total commitments, as described above, the accordion provision under the Credit Agreement to increase the Lenders’ commitments was removed.

Borrowings under the Credit Agreement were used to fund the majority of the purchase price for the previously announced acquisition of DirectCash Payments Inc., a corporation organized under the laws of the Province of Alberta (“DCP”), as described in Item 2.01 of this Current Report on Form 8-K (the “Acquisition”).

The foregoing description of the Credit Agreement Amendment does not purport to be complete and is qualified in its entirety by reference to the Credit Agreement Amendment, which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference herein.

Item 2.01                                           Completion of Acquisition or Disposition of Assets.

On January 6, 2017, Cardtronics Holdings Limited, a private company incorporated under English law and a wholly owned subsidiary of the Company (“Cardtronics Holdings”), completed the Acquisition pursuant to the terms and conditions of the previously announced Arrangement Agreement, dated October 3, 2016, between Cardtronics Holdings and DCP. The Acquisition was effected by means of a statutory plan of arrangement under the Business Corporations Act (Alberta). As part of the plan of arrangement, a newly formed wholly-owned subsidiary of Cardtronics Holdings acquired all of the issued and outstanding common shares of DCP and DCP became a wholly-owned indirect subsidiary of the Company. In connection with the closing of the Acquisition, each holder of DCP common shares received consideration equal to CAD $19.00 in cash per DCP common share held and the Company repaid third party indebtedness of DCP, the combined aggregate of which represented a total transaction value of approximately $464 million in U.S. dollars, net of estimated cash acquired and excluding transaction-related costs. The Company funded the Acquisition using cash on hand and borrowings under the Credit Agreement as discussed in Item 1.01 of this Current Report on Form 8-K.

Item 2.03                                           Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference herein.

Item 8.01                                           Other Events.

On January 6, 2017, the Company issued a press release announcing the completion of the Acquisition. The press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and incorporated by reference herein.

Item 9.01                                           Financial Statements and Exhibits.

(a)             Financial Statements of Businesses Acquired

The financial statements required by this Item 9.01 with respect to the Acquisition described in Item 2.01 of this Current Report on Form 8-K will be filed as an amendment to this report as soon as practicable and, in any event, not later than 71 days after the date on which this Current Report on Form 8-K is required to be filed pursuant to Item 2.01 of Form 8-K.

(b)             Pro Forma Financial Information

The pro forma financial information required by this Item 9.01 with respect to the Acquisition described in Item 2.01 of this Current Report on Form 8-K will be filed as an amendment to this report as soon as practicable and, in any event, not later than 71 days after the date on which this Current Report on Form 8-K is required to be filed pursuant to Item 2.01 of Form 8-K.

(d)             Exhibits

Exhibit Number	Description

10.1

Fourth Amendment to Amended and Restated Credit Agreement, dated January 3, 2017, among the Company, the other Obligors party thereto, the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent.

99.1	Press Release dated January 6, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cardtronics plc

Date: January 9, 2017

	By:	/s/ Edward H. West
	Name:	Edward H. West
	Title:	Chief Financial Officer and Chief Operations Officer

EXHIBIT INDEX

Exhibit Number	Description

10.1

Fourth Amendment to Amended and Restated Credit Agreement, dated January 3, 2017, among the Company, the other Obligors party thereto, the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent.

99.1	Press Release dated January 6, 2017.